Exhibit 99.1

Jaguar Health Signs Definitive Agreement for $5 Million Non-
dilutive Financing Transaction Involving Sale of Royalty
Rights Related to Future Potential Crofelemer (Mytesi)
COVID-related Indication Revenue Stream

No royalty payments due for 36 months

Company has started to identify key opinion leader physicians in the US as well as Europe focused on addressing the symptoms – including gastrointestinal distress – that afflict a significant proportion of COVID-19 survivors for an extended period after recovery

San Francisco, CA (March 9, 2021): Jaguar Health, Inc. (NASDAQ:JAGX) ("Jaguar" or the “Company”) today announced that the Company has signed the definitive agreement (the "Agreement") related to the previously announced term sheet for a third non-dilutive royalty financing transaction, pursuant to which Jaguar is selling to the lender for an aggregate purchase price of $5 million (the “Royalty Purchase Price”) a royalty interest in future potential crofelemer (Mytesi®) sales for the proposed COVID-related indication in long-hauler patients (as defined below), for which the Company is currently exploring the pathway of conditional marketing authorization in the European Union. The COVID-related indication is the initial indication to be pursued by Napo EU, the exclusive target of the planned Dragon special purpose acquisition company (the “Dragon SPAC”), which is anticipated to be listed on AIM Italia.

“We are very happy to have secured an additional $5 million of non-dilutive financing to fund pipeline opportunities for crofelemer (Mytesi),” stated Lisa Conte, Jaguar's founder, president, and CEO. “We are continuing to actively investigate the long-hauler opportunity and have started to identify key opinion leader physicians in the US, as well as Europe, focused on addressing the symptoms – including gastrointestinal distress – that afflict a significant proportion of COVID-19 survivors for an extended period after recovery. Long-hauler syndrome is now a recognized condition in the US, where there are at least 125 clinics dedicated to treating long-hauler patients.”

Jaguar intends to use the proceeds from the proposed transaction to support regulatory activities associated with the Company's development pipeline, including supporting the development program for crofelemer for the prophylaxis and/or symptomatic relief of inflammatory diarrhea, initially to be studied in a long-hauler COVID-19 recovery patient population (the “COVID-related indication”). This $5 million royalty financing transaction follows a $6 million royalty transaction consummated in October 2020 and a $6 million royalty transaction consummated in December 2020 with affiliates of the lender.

Further details of the transaction can be found in the Company’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission on or around March 10, 2021.

Mytesi (crofelemer delayed release tablets), the only oral plant-based prescription medicine approved under FDA Botanical Guidance, is a novel, first-in-class anti-secretory agent which has a basic normalizing effect locally on the gut, and this mechanism of action has the potential to benefit multiple disorders. Mytesi is a non-opiate chloride ion channel modulating antidiarrheal medicine that is approved in the U.S. by the FDA for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy.

About Jaguar Health, Inc. and Napo Pharmaceuticals, Inc.

Jaguar Health, Inc. is a commercial stage pharmaceuticals company focused on developing novel, plant-based, non-opioid, and sustainably derived prescription medicines for people and animals with GI distress, specifically chronic, debilitating diarrhea. Our wholly owned subsidiary, Napo Pharmaceuticals, Inc., focuses on developing and commercializing proprietary plant-based human gastrointestinal pharmaceuticals from plants harvested responsibly from rainforest areas. Our Mytesi® (crofelemer) product is approved by the U.S. FDA for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy and the only oral plant-based prescription medicine approved under FDA Botanical Guidance.

For more information about Jaguar, please visit https://jaguar.health. For more information about Napo, visit www.napopharma.com.

About Mytesi®

Mytesi® (crofelemer delayed release tablets) is an antidiarrheal indicated for the symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS on antiretroviral therapy (ART). Mytesi® is not indicated for the treatment of infectious diarrhea. Rule out infectious etiologies of diarrhea before starting Mytesi®. If infectious etiologies are not considered, there is a risk that patients with infectious etiologies will not receive the appropriate therapy and their disease may worsen. In clinical studies, the most common adverse reactions occurring at a rate greater than placebo were upper respiratory tract infection (5.7%), bronchitis (3.9%), cough (3.5%), flatulence (3.1%), and increased bilirubin (3.1%).

More information and complete Prescribing Information are available at Mytesi.com. Crofelemer, the active ingredient in Mytesi®, is a botanical (plant-based) drug extracted and purified from the red bark sap of the medicinal Croton lechleri tree in the Amazon Rainforest. Napo has established a sustainable harvesting program for crofelemer to ensure a high degree of quality and ecological integrity.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” These include statements regarding the expectation that the Dragon SPAC will be listed on AIM Italia, and the Company’s belief that Mytesi’s mechanism of action has the potential to benefit multiple disorders. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Source: Jaguar Health, Inc.

Contact:

Peter Hodge

Jaguar Health, Inc.

phodge@jaguar.health

Jaguar-JAGX